BANCTRUST FINANCIAL GROUP ANNOUNCES

SECOND QUARTER AND SIX MONTH 2005 EARNINGS INCREASE

Mobile, Alabama, July 20, 2005----BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today net income for the second quarter of 2005 of $3.586 million, an increase of 38.2% over the $2.595 million reported for the second quarter of 2004. Total basic and diluted earnings per share were both $.32 in the second quarter of 2005 compared to $.24 for both in the second quarter of 2004. Total assets at June 30, 2005 were $1.321 billion compared to $1.119 billion a year ago, an increase of 18.1%.

Net income for the first half of 2005 was $6.464 million compared to $5.050 million for the same period in 2004, an increase of 28.0%. Total basic and diluted earnings per share for the six-month period of 2005 were $.58 compared to $.46 for the six-month period in 2004.

Loans increased by 40.5%, from $699.8 million at June 30, 2004 to $983.3 million at June 30, 2005, and the net interest margin increased to 4.74% in the first six months of 2005 from 4.39% in the same period last year. These two factors combined to generate an increase in net interest revenue of $6.62 million, or 36.9%, in the six-month period. The provision for loan losses in the first half of 2005 was $2.67 million compared to $926 thousand in the comparable period of 2004. The ratio of the allowance for loan losses to loans on June 30, 2005 was 1.22% compared to 1.16% a year ago. Non-performing loans at June 30, 2005 were 0.38% of loans compared to 0.54% at June 30, 2004, and net charge-offs as a percent of average loans for the first six months of 2005 were 0.03% compared to 0.09% in the same period a year ago.

On July 13, 2005, the Board of Directors of BancTrust declared a third quarter 2005 dividend of $.13 per share, payable October 3, 2005, to shareholders of record September 15, 2005.

On April 7, 2005, BancTrust announced that it had reached an agreement to sell all of the stock of Sweet Water State Bank to Tombigbee Bancshares, Inc., a new corporation formed by a group consisting primarily of directors and management of Sweet Water State Bank. Sweet Water State Bank operates three banking locations in Sweet Water, Linden and Thomasville, Alabama. As of June 30, 2005, Sweet Water had total assets of approximately $53.5 million. The necessary regulatory approvals have been obtained and completion of this transaction is expected to take place in the third quarter.

BancTrust currently provides banking services through 25 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services. The common stock of the Company trades on the Nasdaq Small Cap Stock Market under the symbol BTFG.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of "expect," "may," "could," "should," "plans," and words of like meaning, are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

EARNINGS:
Interest revenue	$17,709	$11,758	$33,369	$23,439
Interest expense	4,835	2,726	8,800	5,488

Net interest revenue	12,874	9,032	24,569	17,951

Provision for loan losses	1,457	558	2,667	926
Non-interest revenue	2,747	2,626	5,127	4,954
Securities gains, net	15	185	85	347
Non-interest expense	9,164	7,894	18,084	15,749
Income from continuing operations before income taxes	5,015	3,391	9,030	6,577
Income tax expense	1,576	1,049	2,871	1,890
Income from continuing operations	3,439	2,342	6,159	4,687

Discontinued operations
Income from discontinued operations before income taxes	232	388	483	744
Income tax expense	85	135	178	381
Loss from discontinued operations	147	253	305	363

Net income	$3,586	$2,595	$6,464	$5,050

Earnings per share:
From continuing operations
Basic	$0.31	$0.22	$0.55	$0.43
Diluted	0.31	0.22	0.55	0.43

From discontinued operations
Basic	$0.01	$0.02	$0.03	$0.03
Diluted	0.01	0.02	0.03	0.03

Total
Basic	$0.32	$0.24	$0.58	$0.46
Diluted	0.32	0.24	0.58	0.46

Cash dividends declared
per share	$0.13	$0.13	$0.26	$0.26

JUNE 30, STATEMENT
OF CONDITION:
	2005	2004
Total assets	$1,320,542	$1,118,944
Loans	983,340	699,796
Allowance for loan losses	11,984	8,093
Deposits	1,022,218	839,784
Shareholders' equity	126,424	116,793

AVERAGE BALANCES YTD:

Total assets	$1,254,024	$1,073,359
Earning assets	1,065,704	851,042
Loans	915,843	669,769
Deposits	975,974	791,783
Shareholders' equity	124,671	118,570

RATIOS AND OTHER DATA:

ROA YTD	1.04%	0.95%
ROE YTD	10.46%	8.56%
Total shareholders' equity to
total assets - June 30,	9.57%	10.44%
Average shareholders' equity to
average total assets YTD	9.94%	11.05%
Net interest margin (te) YTD	4.74%	4.39%
Net loan charge-offs YTD	298	620
Nonperforming loans - June 30,	3,704	3,788
Other real estate owned - June 30,	344	602
Net charge-offs to average loans YTD	0.03%	0.09%
Nonperforming loans to total loans - June 30,	0.38%	0.54%
Total shares outstanding - June 30,	11,115	10,969
Average shares outstanding - basic YTD	11,077	10,966
Average shares outstanding - diluted YTD	11,172	11,050
Average shares outstanding - basic QTR	11,097	10,969
Average shares outstanding - diluted QTR	11,178	11,053

For additional information contact: F. Michael Johnson (251) 431-7813.